Exhibit 10.9

CRITEO

2013 FREE SHARE PLAN

RESTRICTED UNIT SHARES

Approved by the Board of Directors on July 10, 2013

and by the shareholders’ meeting on August 2, 2013

TABLE OF CONTENTS

1.	IMPLEMENTATION OF THE FREE SHARE PLAN		3

2.	DEFINITIONS		3

3.	PURPOSE		4

4.	BENEFICIARIES		5

5.	NOTICE OF THE ALLOCATION OF THE SHARES		5

6.	ACQUISITION PERIOD		5

	6.1.	Principle	5

	6.2	Internal mobility	6

	6.3	Disability	6

	6.4	Decease	6

	6.5	Retirement	6

7.	HOLDING PERIOD		6

	7.1	Principle	6

	7.2	Specific situations	7

8.	CHARACTERISTICS OF THE SHARES		7

9.	DELIVERY AND HOLDING OF THE SHARES		7

10.	INTERMEDIARY OPERATIONS		8

11.	ADJUSTMENT		8

12.	AMENDMENT TO THE PLAN		9

	12.1	Principle	9

	12.2	Notice of the amendments	9

13.	TAX AND SOCIAL RULES		9

14.	MISCELLANEOUS		9

	14.1	Rights in relation to the capacity of employee	9

	14.2	Applicable law - Jurisdiction	9

	14.3	Provisions Applicable to Beneficiaries Located outside of France	9

1. IMPLEMENTATION OF THE FREE SHARE PLAN

Pursuant to decisions of Criteo’s board of directors dated July 10, 2013 as approved by the combined ordinary and extraordinary shareholders’ general meeting of Criteo, a French société anonyme whose registered office is located 32, rue Blanche, 75009 Paris, France, whose identification number is 484 786 249 R.C.S. Paris (hereafter referred to as the “Company”), of the delegation of authority granted to the Board of Directors to allocate free shares, the Board of Directors adopted and approved the present free share plan stating the conditions and criteria for the allocation of free shares of the Company to the benefit of employees of the Company or to certain categories of such employees, and/or to the benefit of its corporate officers who meet the conditions set forth by Article L. 225-197-1 II of the French commercial code, as well as to the benefit of employees of companies or economic interest groups whose share capital or voting rights are held, directly or indirectly, for more than ten per cent (10%) by the Company at the date of allocation of said shares (hereafter referred to as the “2013 Plan”).

2. DEFINITIONS

Under the present 2013 Plan, the following terms and expressions starting with a capital letter shall have the following meaning and may be used indifferently in the singular or in the plural form:

“Acquisition Date”	refers to the date when the free Shares have been definitely acquired by the relevant Beneficiary;

“Acquisition Period”	refers to the two (2) year period starting on the Allocation Date and ending on the Acquisition Date, being specified that the Board of Directors may decide to extend this period so that its duration be equal to four (4) years for certain Beneficiaries who are not French tax resident, as stated in the corresponding Allocation Letter;

“Allocation”	refers to the decision of the Board of Directors to allocate free Shares to a given Beneficiary. This Allocation constitutes a right to be granted Shares at the end of the Acquisition Period subject to the compliance with the conditions and criteria set forth by the present 2013 Plan;

“Allocation Date”	refers to the date when the Board of Directors decided to allocate free Shares under the 2013 Plan;

“Allocation Letter”	refers to the notice which informs a given Beneficiary of the Allocation of free Shares, as stated in Article 5 of the 2013 Plan;

“Beneficiaries”	refers to the person(s) for whose benefit the Board of Directors decided an Allocation of Shares as well as, as the case may be, his or her heirs;

“Board of Directors”	refers to the Company’ s board of directors;

“Bylaws”	refers to the bylaws of the Company in force at the date referred to;

“Disability”	refers to the disability of a Beneficiary corresponding to the second or third of the categories provided by Article L. 341-4 of the French social security code;

“Group”	refers to the Company and to all the companies and groups affiliated to the Company within in the meaning of Article L. 225-197-2 of the French commercial code;

“Holding Period”	refers to the two (2) year period starting on the Acquisition Date, it being specified that no Holding Period will be applicable to the Beneficiaries for whom the duration of the Acquisition Period is equal to four (4) years as from the Allocation Date, as stated in the corresponding Allocation Letter;

“Presence”	refers to the presence of the Beneficiary in his or her capacity of employee and/or corporate officer of the Company or of any of the companies of the Group;

“Regulated Market”	Refers to a regulated market in the meaning of Article L. 421-1 of the French monetary and financial code (code monétaire et financier) the list of which is established and up-dated by the French Minister in charge of the economy upon proposal from the AMF. It is noted that this list does not include the Nasdaq National Market on the date of adoption of the 2013 Plan by the Board;

“Shares”	refers to the shares issued or which will be issued by the Company in representation of its share capital pursuant to their acquisition by Beneficiaries;

“Trading Day”	refers to the working days when the NASDAQ Stock Market proceeds to the listing of shares on the NASDAQ Stock Market other than days when the listings end prior to the usual closing hour.

“Working Day”	refers to any day on which legal business can be conducted within the Company, i.e. every Monday, Thuesday, Wednesday, Thursday and Friday, as long as it is not a public holiday.

3. PURPOSE

The 2013 Plan sets forth the conditions and criteria for the allocation of free Shares under the 2013 Plan, pursuant to Articles L. 225-197-1 et seq. of the French commercial code and to the authorization granted by the shareholders’ general meeting of the Company dated August 2, 2013.

The purposes of the 2013 Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentive to Beneficiaries; and

•	to promote the success of the Company’s business.

4. BENEFICIARIES

Pursuant to the authorization of the shareholders’ general meeting dated August 2, 2013, the Board of Directors of the Company will approve the list of Beneficiaries among its employees and the employees of companies in which it holds, directly or indirectly, at least ten per cent (10%) of the share capital and voting rights, together with the indication of the number of free Shares allocated to each of them.

5. NOTICE OF THE ALLOCATION OF THE SHARES

The notice of the Allocation of Shares to the Beneficiaries shall be made pursuant to an Allocation Letter as set forth in Exhibit 1 delivered by the Board of Directors or by any other person selected by the Board of Directors, by registered mail with acknowledgement of receipt, in person with acknowledgement of receipt or by electronic delivery, together with a copy of the present 2013 Plan, indicating the number of Shares allocated to the Beneficiary, the Acquisition Period and the Holding Period.

The Beneficiary shall acknowledge receipt of the Allocation Letter and of the 2013 Plan by accepting online his Allocation documentation by means of the tool made available to him by the Company and by sending signed copies of these documents with a signed copy of a contractual undertaking in the form attached as Exhibit 2 hereto or such subsequent version thereof within one (1) month from the date of notification by the Company of the availability on line of the Allocation documentation, the documents being deemed to be received on the date of the electronic delivery, in the absence of which the Allocation shall be null and void for this Beneficiary.

6. ACQUISITION PERIOD

6.1.	Principle

The free Shares allocated under the 2013 Plan shall be definitively acquired by the Beneficiaries at the end of the Acquisition Period, provided that the following condition precedent is met:

•	continued Presence of the Beneficiary during the Acquisition Period, in the absence of which he or she will not be entitled to acquire Shares on the date when this condition is no longer met;

it being specified that the Board of Directors shall be entitled to release a given Beneficiary from the condition set forth above for all or part of the Shares granted.

Should the Beneficiary be at the same time an employee and a (corporate) officer of the same company or of two companies of the Group, the loss of one of these capacities shall not result in the loss of the right to acquire the free Shares allocated under the 2013 Plan at the end of the Acquisition Period.

Pursuant to Article L. 225-197-3 of the French commercial code, the Beneficiaries hold a claim against the Company which is personal and may not be transferred until the end of the Acquisition Period.

During the Acquisition Period, the Beneficiaries will not own the free Shares and will not be shareholders of the Company. As a consequence, they will not hold any rights attached to the Shares.

6.2	Internal mobility

In the event of transfer or temporary assignment of the Beneficiary within a company of the Group, implying (i) the termination of the initial employment agreement and the entering into of a new employment agreement or of a position as (corporate) officer, and/or (ii) a resignation of the Beneficiary from his or her position as corporate officer and the acceptance of a new position of corporate officer or the entering into of a new employment agreement in one of such companies, the Beneficiary shall retain his or her right to be allocated free Shares at the end of the Acquisition Period.

6.3	Disability

In the event of Disability before the end of the Acquisition Period, the free Shares shall be definitively acquired by the Beneficiary on the date of Disability.

For participants subject to tax in the US, the date of such disability shall be the date such disability is incurred and in all cases such shares shall be delivered by March 15th of the year following the year in which such disability is incurred.

6.4	Decease

In the event of decease of the Beneficiary during the Acquisition Period, the free Shares shall be definitively acquired at the date of the request of allocation made by his or her beneficiaries in the framework of the inheritance.

The request for allocation of the Shares shall be made within six (6) months from the date of the decease in compliance with Article L. 225-197-3 of the French commercial code.

6.5	Retirement

In the event of the retirement of a Beneficiary during the Acquisition Period, the Board of Directors of the Company may decide that the condition set forth in article 6.1 above shall be deemed to be met for all or part of the Shares granted upon the date of such retirement.

7. HOLDING PERIOD

7.1	Principle

a)	During the Holding Period, if any, the Beneficiaries concerned will be the owner of the free Shares allocated under the 2013 Plan and will be shareholders of the Company. As a consequence, they will benefit from all the rights attached to the capacity of shareholder of the Company.

However, the free Shares shall not be available during the Holding Period and the Beneficiaries may not transfer or pledge the Shares, by any means, or convert them into the bearer form.

b)	At the end of the Holding Period, the Shares will be fully available, subject to the provisions of the following paragraph.

At the end of the Holding Period, if the Company’s shares are listed on a Regulated Market, the free Shares allocated under the 2013 Plan may not be transferred during the “black-out” periods set forth in Article L. 225-197-1 of the French commercial code, i.e., as currently provided:

•	within ten (10) Trading Days before and three (3) Trading Days after the date on which the consolidated accounts, or failing that, the annual accounts, are published;

•	during the period between the date on which the Company’s management bodies have knowledge of information which, were it to be published, could have a significant impact on the price of the Shares, and the date falling ten (10) Trading Days after the date on which the said information is published.

7.2	Specific situations

Notwithstanding the provisions of the second paragraph of Article 7.1 above, the free Shares allocated to the Beneficiaries referred to at Article 6.3 above or to the beneficiaries of the deceased Beneficiary referred to at Article 6.4 above may be freely transferred as from the date of their final allocation.

8. CHARACTERISTICS OF THE SHARES

The Shares definitively allocated shall be, at the Company’s choice, new ordinary shares to be issued by the Company or existing Shares acquired by the Company.

As from the Acquisition Date, they shall be subject to all the provisions of the Bylaws.

They shall be assimilated to existing ordinary shares of the Company and shall benefit from the same rights as from the Acquisition Date.

9. DELIVERY AND HOLDING OF THE SHARES

At the end of the Acquisition Period, the Company shall deliver to the Beneficiary the free Shares allocated under the 2013 Plan provided that the conditions and criteria for such allocation provided by Articles 5 and 6 above are met.

If the Acquisition Date is not a Working Day, the delivery of the Shares shall be completed the first Working Day following the end of the Acquisition Period.

The Shares that may be acquired under the 2013 Plan will be held, during the Holding Period (if any), under the nominative form (nominatif pur) in an individual account opened in the name of the relevant Beneficiary at BNPP Securities Services with a mention that they cannot be transferred. At the end of the Holding Period (or the end of the Acquisition Period if there is no Holding Period) if the provisions of article 7.1(b) above are applicable, the Shares will have to remain under the nominative form (nominatif pur) at BNPP Securities Services until the time they are transferred to make sure that the restrictions set forth in the last paragraph of Article 7.1 above are complied with.

In the event that, as a consequence of the Allocation of free Shares under the 2013 Plan, the Company or any of the companies of the Group shall be compelled to pay taxes, social costs or any other social security taxes or contributions on behalf of the Beneficiary, the Company retains the right to postpone or to forbid the delivery of the Shares on the Acquisition Date until the relevant Beneficiary has paid to the Company or to the relevant company of the Group the amount corresponding to these taxes, social costs, or social security taxes or contributions.

10. INTERMEDIARY OPERATIONS

In the event of exchange without equalization payment in cash (soulte) resulting from an operation of merger or spin-off completed in compliance with the applicable regulations during the Acquisition Period or the Holding Period, the companies taking part in the operation shall substitute to the Company and the provisions of the present 2013 Plan, and notably the durations of the Acquisition Period and of the Holding Period shall apply to the allocation rights and to the shares received in compliance with Article L. 225-197-1 III of the French commercial code.

The same shall apply in the event of a public offering operation, of a division or a grouping of shares completed in compliance with the application regulations during the Holding Period.

11. ADJUSTMENT

Should the Company proceed, during the Acquisition Period, to an amortization, to a share capital reduction, to a change in the allocation of its profits, to an allocation of free shares to all the shareholders, to a capitalization of reserves, profits or issuance premiums, to an allocation of reserves or to an issuance of equity securities or giving right to the allocation of equity securities including a preferential subscription right reserved to the shareholders, the maximum number of Shares allocated under the 2013 Plan may be adjusted in order to take into account said operation by application, mutatis mutandis, of the terms of adjustment provided by the law for the beneficiaries of stock options.

Each Beneficiary shall be informed of the practical terms of the adjustment and of its consequences on the Allocation of Shares he or she benefited from, it being specified that the free Shares allocated pursuant to this adjustment shall be governed by the present 2013 Plan.

12. AMENDMENT TO THE 2013 PLAN

12.1	Principle

The present 2013 Plan may be amended by the Board of Directors upon authorization of the said Board of Directors of the Company, it being specified that the amendments shall be subject to the written consent of the Beneficiaries if it results in a decrease in the rights of said Beneficiaries.

The new provisions shall apply to the Beneficiaries of the Shares during the Acquisition Period on the date of the decision to amend the 2013 Plan made by the Board of Directors, or the written consent of the Beneficiary, if required.

12.2	Notice of the amendments

The amendments to the 2013 Plan shall be notified to the relevant Beneficiaries, by all means, including by electronic delivery, internal mail, by simple letter or, with acknowledgement of receipt, by fax or by e-mail.

13. TAX AND SOCIAL RULES

The Beneficiary shall bear all taxes and mandatory costs which he or she must bear pursuant to the applicable law in relation to the allocation of free Shares, on the due date of said taxes or costs.

Each Beneficiary shall verify and carry out, as the case may be, the declaratory obligations he or she must comply with in relation to the allocation of the free Shares.

14. MISCELLANEOUS

14.1	Rights in relation to the capacity of employee

No provisions of the present 2013 Plan shall be construed as granting to the Beneficiary a right to have his or her employment agreement with the Company or any of the companies of the Group maintained, or limiting the right of the Company or any of the companies of the Group to terminate or amend the terms and conditions of the employment agreement of the Beneficiary.

14.2	Rights in relation to future free share plans

The fact that a person may benefit from the 2013 Plan does not imply that he or she shall benefit from any other plan that may be implemented thereafter.

14.3	Applicable law – Jurisdiction

The present 2013 Plan is subject to French law. Any dispute relating to its validity, its interpretation or its performance shall be decided by the competent courts of the French Republic.

14.4	Provisions Applicable to Beneficiaries Located outside of France

The attached Appendix applies to Beneficiaries located outside of France.

APPENDIX

TERMS AND CONDITIONS

This Appendix contains additional terms and conditions that will apply to the Beneficiary if he or she resides outside of France. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the 2013 Plan.

NOTIFICATIONS

This Appendix also includes information regarding exchange control and certain other issues of which the Beneficiary should be aware with respect to his or her participation in the 2013 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2013. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Beneficiary not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the 2013 Plan because such information may be outdated when the Beneficiary vests in the Shares and/or sells any Shares issued pursuant to the award.

GENERAL PROVISIONS

Taxes. Regardless of any action the Company or the Beneficiaries’ Employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other Tax-Related withholding (“Tax-Related Items”), the Beneficiary acknowledges that the ultimate liability for all Tax-Related Items legally due by the Beneficiary is and remains the Beneficiary’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share grant, including the grant, vesting of the Shares, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Shares to reduce or eliminate the Beneficiary’s liability for Tax-Related Items.

Prior to vesting of the Shares, the Beneficiary will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer, if any. In this regard, the Beneficiary authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Beneficiary from the Beneficiary’s compensation paid to the Beneficiary by the Company and/or Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that the Beneficiary acquires to meet the withholding obligation for Tax-Related Items and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Beneficiary will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Beneficiary’s participation in the 2013 Plan or the Beneficiary’s acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the vesting and refuse to deliver the Shares if the Beneficiary fails to comply with Beneficiary’s obligations in connection with the Tax-Related Items as described in this section.

Nature of Grant. In accepting the grant, the Beneficiary acknowledges that:

(a) the 2013 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the 2013 Plan;

(b) the grant of the Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past;

(c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(d) Beneficiary’s participation in the 2013 Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Beneficiary’s employment relationship at any time with or without cause unless otherwise required under local law;

(e) Beneficiary is voluntarily participating in the 2013 Plan;

(f) the Shares are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Beneficiary’s employment contract, if any;

(g) the Shares are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h) in the event that Beneficiary is not an employee of the Company, the grant will not be interpreted to form an employment agreement or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment agreement with the Employer or any subsidiary or affiliate of the Company;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) if the Beneficiary obtains Shares, the value of those Shares may increase or decrease;

(l) in consideration of the grant, no claim or entitlement to compensation or damages shall arise from termination of the award of Shares or diminution in value of the award resulting from termination of the Beneficiary’s employment with the Company or the Employer (for any reason whatsoever) and the Beneficiary irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the 2013 Plan, the Beneficiary shall be deemed irrevocably to have waived the Beneficiary’s entitlement to pursue such claim; and

(m) unless otherwise decided by the Board of Directors, in the event of termination of Beneficiary’s employment during the acquisition period, Beneficiary’s right to vest in the Shares under the 2013 Plan, if any, will terminate effective as of the date that Beneficiary is no longer actively employed and will not be extended by any notice period mandated under the local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).

Data Privacy. The Beneficiary hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Beneficiary’s personal data as described in this document by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Beneficiary’s participation in the 2013 Plan.

The Beneficiary understands that the Company and the Employer may hold certain personal information about the Beneficiary, including, but not limited to, the Beneficiary’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Beneficiary’s favor, for the exclusive purpose of implementing, administering and managing the 2013 Plan (“Data”).

The Beneficiary understands that the recipients of the Data may be located in France or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Beneficiary’s country. The Beneficiary understands that the Company may request a list with the names and addresses of any potential recipients of the Data by contacting the Beneficiary’s local human resources representative. The Beneficiary authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the 2013 Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Beneficiary’s participation in the 2013 Plan. The Beneficiary understands that Data will be held only as long as is necessary to implement, administer and manage the Beneficiary’s participation in the 2013 Plan. The Beneficiary understands that Company may, at any time, view the Data, request additional information about the storage processing of the Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Beneficiary’s local human resources representative. Beneficiary understands, however, that refusing or withdrawing the Company’s consent may affect the Beneficiary’s ability to participate in the 2013 Plan. For more information on the consequences of the Beneficiary’s refusal to consent or withdrawal of consent, Beneficiary understands that Company may contact the Beneficiary’s local human resources representative.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the 2013 Plan or future awards that may be granted under the 2013 Plan by electronic means or to request Beneficiary’s consent to participate in the 2013 Plan by electronic means. Beneficiary hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the 2013 Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Severability. The provisions of this 2013 Plan are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

For tax residents of the United States

Beneficiary acknowledges that both this award and any Shares are securities, the issuance by the Company of which requires compliance with federal and state securities laws.

Beneficiary acknowledges that these securities are made available to Beneficiary only on the condition that Beneficiary makes the representations contained in this section to the Company.

Beneficiary has made a reasonable investigation of the affairs of the Company sufficient to be well informed as to the rights and the value of these securities.

Beneficiary understands that the securities have not been registered under the Securities Act of 1933, as amended, (the “Act”), or any applicable state law in reliance upon one or more specific exemptions contained in the Act and any applicable state law, which may include reliance on Rule 701 promulgated under the Act, if available, or which may depend upon (i) Beneficiary’s bona fide investment intention in acquiring these securities; (ii) Beneficiary’s intention to hold these securities in compliance with federal and state securities laws; and (iii) Beneficiary having no present intention of selling or transferring any part thereof in violation of applicable federal and state securities laws.

The 2013 Plan has been drafted with the intent that each payment thereunder is exempt from Internal Revenue Code Section 409A and should be interpreted accordingly.

The Company makes no representation as to the tax status of the 2013 Plan to the Beneficiary who should seek his or her own tax advice.

Exhibit 1

Allocation letter

[Criteo letterhead ]

[Bénéficiaire]
[adresse]	On [—] 2013

Letter [with acknowledgment of receipt requested / delivered by electronic delivery]

[Madam/Sir],

We have the pleasure to inform you that, pursuant to the authorization granted by the shareholders’ meeting held on August 2, 2013, the board of directors, during its meeting held on [—] (the “Grant Date”), granted to you free shares of Criteo (the « Company »), under the terms and conditions provided for in articles L. 225-197-1 to L. 225-197-5 of the French commercial code and in the free share plan of Criteo (the « Plan »).

The board of directors granted to you [—] ordinary shares of the Company (the « Shares »), with a par value of EUR 0.025 each.

The period (named « acquisition period »), provided for by French law, at the end of which the grant will become effective and final (i.e., the Shares will be issued to you and be your property), has been set at [four] years as from the Grant Date[—].

The Shares will thus be definitively acquired by you on [—] unless you shall cease to be an employee of the Criteo group for any reason whatsoever during the acquisition period. In the event of Disability (as defined under article 6.3. of the 2013 Plan) before the end of the acquisition period, the free Shares shall be definitively acquired on the date of Disability. In the event of decease of during the acquisition period, the free Shares shall be definitively acquired at the date of the request of allocation made by your beneficiaries in the framework of the inheritance. The request for allocation of the Shares shall be made within six (6) months from the date of the decease in compliance with Article L. 225-197-3 of the French commercial code.

[only in case where the acquisition period is inferior to four years:] [At the end of the acquisition period, the acquired shares will not be available during a period, also provided for by French law, that has been set at [two] years as from [—] (named « holding period ») during which you will not be entitled to transfer or pledge them. Therefore you undertake not to transfer or pledge the shares during the holding period i.e. until [—].]

The detailed terms of such grant as described in the Plan, a copy of which is attached hereto.

Thank you for sending us a copy of the Plan duly initialled and signed not later than [date de réception + 1 mois] 2013, failing which the above grant shall be null and void.

Yours sincerely,

Benoît Fouilland
Chief Financial Officer

Exhibit 2

Contractual Agreement